Exhibit 5.3

		New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

July 27, 2011

Lloyds TSB Bank plc
Lloyds Banking Group plc
25 Gresham Street
London EC2V 7HN
United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel for Lloyds TSB Bank plc, a public limited company organized under the laws of England and Wales (the “Issuer”), and Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Guarantor”), in connection with the Issuer’s offering of U.S.$5,650,000 aggregate principal amount of its Senior Callable Step-Up Fixed-Rate Notes due July 27, 2018 (the “2018 FXRNs”) and U.S.$8,500,000 aggregate principal amount of its Floating-Rate Notes Linked to 3 Month USD LIBOR due July 27, 2018 (the “2018 FRNs,” and together with the 2018 FXRNs, the “Notes”), each of which are fully and unconditionally guaranteed by the Guarantor (the “Guarantees,” and together with the Notes, the “Securities”). The Securities are to be offered pursuant to (i) the U.S. distribution agreement dated as of June 6, 2011 (the “Base Distribution Agreement”) among the Issuer, the Guarantor and the selling agents named therein and (ii) the relevant terms agreement dated as of each of their respective dates (the “relevant Terms Agreement” and, each relevant Terms Agreement together with the Base Distribution Agreement, an “Applicable Agreement”) among the Issuer, the Guarantor and the relevant selling agent.  The Securities are to be issued pursuant to the provisions of the senior debt securities indenture dated as of January 21, 2011 (the “Senior Indenture”) among the Issuer, the Guarantor and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of June 6, 2011 among the Issuer, the Guarantor and the Trustee (the “First Supplemental Indenture”, and together with the Senior Indenture, the “Indenture”).

We, as your special United States counsel, have examined the originals or copies, certified or otherwise identified to our satisfaction of such corporate records of the Issuer and the Guarantor and such other documents and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Securities have been duly authorized, executed and delivered by the Issuer insofar as Scots law is concerned and the Guarantor insofar as English law is concerned, the Securities, when authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Applicable Agreement, will be valid and binding obligations of the Issuer and the Guarantor entitled to the benefits of the Indenture, enforceable against the Issuer and the Guarantor in accordance with their terms.

Our opinion is subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of Dundas & Wilson CS LLP, special legal counsel in Scotland for the Issuer and the Guarantor, dated as of July 27, 2011, to be filed on Form 6-K concurrently with this opinion. Insofar as the foregoing opinion involves matters governed by English law, we have relied, without independent investigation, on the opinion of Linklaters LLP, special legal counsel in England for the Issuer and the Guarantor, dated as of July 27, 2011, to be filed on Form 6-K concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Guarantor on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP